                                                                   EXHIBIT 10.33


                              AMENDED AND RESTATED
                     INFORMATION SYSTEMS SERVICES AGREEMENT


                                     between


                               ROUGE STEEL COMPANY


                                       and


                            PEROT SYSTEMS CORPORATION


                                  April 1, 2000





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                                TABLE OF CONTENTS


Article 1.        Agreement and Term
Article 2.        Definitions
Article 3.        Resources to be Provided by Perot Systems
Article 4.        Additional Services
Article 5.        Personnel
Article 6.        Resources
Article 7.        Systems and Related Proprietary Rights
Article 8.        RSC Obligations
Article 9.        Safeguarding RSC's Data, Confidentiality and Audit Rights
Article 10.       Payments to Perot Systems
Article 11.       Representations and Warranties
Article 12.       Performance Review and Termination
Article 13.       Remedies
Article 14.       Indemnities
Article 15.       Miscellaneous


Schedule D        Third Party Service Contracts
Schedule E        Systems and Computer Operations Transition Employees
Schedule F        Service Levels
Schedule G        Monthly Base and Incentive Charges
Schedule J        Perot Systems Project Management Methodology
Schedule K        Form of Task Order
Schedule R        Resource Allocations and Supported Systems
Schedule S        Description of Typical Base Support Services


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           AMENDED AND RESTATED INFORMATION SYSTEMS SERVICES AGREEMENT


         THIS AMENDED AND RESTATED INFORMATION SYSTEMS SERVICES AGREEMENT (this "Amended Agreement") dated as of April 1, 2000 (the "Amendment Date") is by and between Rouge Steel Company, a Delaware corporation ("RSC") and Perot Systems Corporation, a Delaware corporation ("Perot Systems"), and supersedes and replaces in all respects the Information Systems Services Agreement, dated April 1, 1996 between Rouge Steel Company and Perot Systems Corporation (the "Original Agreement").

                                    RECITALS

         This Amended Agreement is made with reference to the following facts:

A. RSC and Perot Systems entered into the Original Agreement, under which Perot Systems agreed to provide certain management information and telecommunications services to RSC.

B. RSC and Perot Systems have undertaken to more properly reflect the operating requirements and personnel resource levels requested, and the parties have agreed to amend and restate the Original Agreement on the terms set forth in this Amended Agreement.


                          ARTICLE 1. AGREEMENT AND TERM

1.1 Agreement. During the term of this Amended Agreement, Perot Systems shall supply to RSC, and RSC shall purchase from Perot Systems all of RSC's requirements for those electronic information systems ("I/S") services and products described in Articles 3 and 4 and Schedules R and S of this Amended Agreement. Perot Systems shall be given the first opportunity to provide any systems development or support effort required by RSC during the term of this Amended Agreement and under the terms and conditions of this Amended Agreement. If Perot Systems cannot provide the services requested by RSC and so notifies RSC within thirty (30) days of receiving a written request for service, then RSC may seek such services from another supplier, as long as such supplier(s) do not conflict in any way with Perot Systems' ability to provide services.

1.2 Term. The term of this Amended Agreement shall begin on April 1, 2000 (the "Amendment Date") and shall expire on March 31, 2006 (the "Initial Term") unless terminated earlier pursuant to Article 12. Notwithstanding the foregoing, the term of this Amended Agreement will automatically extend beyond the Initial Term for additional 12 month terms ("Extension Terms") unless either party provided the other party with written notice at least twelve months prior to the end of the Initial Term or the Extension




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Term, as the case may be, that the term of this Amended Agreement will not be extended. The Initial Term and any Extension Terms will be collectively referred to herein as the "Term".


                             ARTICLE 2. DEFINITIONS

The following terms, when capitalized, are defined as follows:

2.1 "Account Manager" shall mean the Perot Systems employee designated by Perot Systems and agreed to by RSC to serve as RSC's primary point of contact for all matters pertaining to this Amended Agreement and who has the necessary authority for executing this Amended Agreement.

2.2 "Additional Service" shall mean any service requested by RSC outside the scope of Base Services and not covered by the Monthly Base Charge.

2.3 "Affiliate" of a party shall mean any entity controlled by, controlling or under common control with that party, or other party that RSC and Perot Systems mutually agree upon in writing.

2.4 "Applicable Specifications" shall mean the functional, performance and operational characteristics of a Developed System, jointly approved by RSC and Perot Systems, and described in a document such as a functional specifications document or a detailed design document.

2.5 "Application System" shall mean a System used for a business application, such as general ledger.

2.6 "Application Systems Development Projects" shall mean any work performed by Perot Systems with regard to an Application System, which exceeds Maintenance in terms of scope or level of effort.

2.7 "Base Services" shall mean those functions required to operate Systems for RSC and provide I/S services to RSC, as more specifically described in Schedule R and Schedule S.

2.8 "Data Center" shall mean the information systems facilities located within the RSC physical plant.

2.9 "Developed Systems" shall mean any custom System specifically requested by RSC for which Perot Systems is responsible for the development effort, and for which resources for the development are paid for by RSC through the Monthly Base Charges, Additional Development Charges, or as an Additional Service.




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2.10 "Employee Plans": (a) Perot Systems Employee Plans shall mean all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all "multiemployer plans" as defined in Section 3(37) of ERISA, all specified fringe benefit plans as defined in
Section 6039D of the Internal Revenue Code of 1986, and all other compensation plans, agreements or policies and any trust, escrow or other funding agreement related to such plans, which are maintained or contributed to by Perot Systems or with respect to which Perot Systems has any liability, regardless of whether funded or not; (b) RSC Employee Plans shall mean all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all "multiemployer plans" as defined in Section 3(37) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Internal Revenue Code of 1986, and all other compensation plans, agreements or policies and any trust, escrow or other funding agreement related to such plans, which are maintained or contributed to by RSC or with respect to which RSC has any liability, regardless of whether funded or not.

2.11 "Existing Services" shall mean the Data Center activities, Application Systems support, Application Systems development, and the maintenance and updating of hardware, software, and data networks that Perot Systems was providing to RSC immediately prior to the Amendment Date.

2.12 "Full Time Equivalent" or "FTE" shall mean a person providing services under this agreement to RSC.

2.13 "Information Systems Assets" shall mean the leasehold improvements, owned equipment and other property currently owned by RSC and used to provide Existing Services to RSC.

2.14 "Losses" shall mean all losses, liabilities, damages and claims (including taxes), and all related costs and expenses (including any and all attorneys' fees and costs of investigation, litigation, settlement, judgment, interest and penalties).

2.15 "Maintain" or "Maintenance" shall mean any correction or modification of a System, which does not materially improve or add functionality or a feature to the System.

2.16 "Operating Systems Software" shall mean the operating systems software in place and supported by Perot Systems as part of Existing Services as of the Amendment Date.

2.17 "Perot Systems Corporation System" or "P.S.C. System" shall mean any System used to supply services under this Amended Agreement which is designed, developed, owned or modified by Perot Systems and is not an RSC System or a Developed System.

2.18 "Perot Systems' Costs" shall mean all direct expenses except reimbursable expenses related to Section 10.5 of this Amended Agreement.



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2.19 "RSC Resources" shall mean all resources in place on the Amendment Date for the provision of the Existing Services, including the resources to be made available to Perot Systems pursuant to Article 5 and Article 6 of this Amended Agreement.

2.20 "RSC Systems" shall mean the Systems that are being operated by or on behalf of RSC as part of Existing Services as listed on Schedule R to this Amended Agreement.

2.21 "Required Consents" shall mean any consents required to be obtained by RSC for the transfer of the right to use applicable space, equipment, software and Third-Party Services to Perot Systems, and the assumption of the obligations related to such resources by Perot Systems, pursuant to Article 5 and Article 6 of this Amended Agreement.

2.22 "Monthly Base Charge" shall mean the fixed monthly charges specified in Schedule G of this Amended Agreement to be paid to Perot Systems by RSC for the Base Services.

2.23 "Strategic Technology Enterprise Planning Team" or "STEP Team" shall mean the RSC senior executives or their designees, the RSC I/S manager, and the appropriate Perot Systems personnel who shall generally develop, prioritize and guide the strategic technology initiatives and associated plans of RSC.

2.24 "Systems" shall mean computer programs, the tangible media on which they are recorded, and their supporting documentation, including input and output formats, program listings, narrative descriptions and operating instructions.

2.25 "Third Party Services Contracts" shall mean the contracts set forth in Schedule D to this Amended Agreement, pursuant to which RSC receives services as of the Amendment Date for use in providing the Existing Services.

2.26 "Third Party System" shall mean any System which (i) is not an RSC System, a P.S.C. System, or a Developed System and (ii) is acquired from a third party for operation by Perot Systems on behalf of RSC under this Amended Agreement.

2.27 "Support Services" shall mean the services described in Schedule S.

2.28 "Effective Date" shall mean April 1, 1996.

2.29 Other capitalized terms used in this Amended Agreement are defined in the context in which they are used and shall have the meanings indicated by such use.


              ARTICLE 3. RESOURCES TO BE PROVIDED BY PEROT SYSTEMS

3.1 Perot Systems Resources. During the term of this Amended Agreement, Perot Systems shall provide to RSC the resources specified in Schedule R (the "Resources") to perform the Support Services defined in Schedule S to the extent the Resources reasonably have time to perform the Support Services. The Resources will be allocated in accordance with the provisions of Schedule R. Perot Systems will not be deemed to have violated its obligations to provide the Resources in Schedule R in the event such Resources are not available as a result of (i) taking sick days, vacation days, disability leave or other leave generally available to other Perot Systems resources, or (ii) attending reasonably scheduled training sessions or seminars provided by Perot Systems or a third party to such Resources. In the event that any of the Resources employed by Perot Systems are (i) terminated or (ii) in the event of the death of any of the Resources or (iii) the Resources are not available as a result of qualifying for long term disability under Perot Systems' long term disability plan, then Perot Systems will not be deemed to





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have violated its obligations to provide the Resources, provided that Perot
Systems uses commercially reasonable efforts to provide substitute Resources. RSC agrees that, during the Term, it will not use any third party to provide any of the Support Services provided by the resources in Schedule R other than in an interim capacity in situations where Perot Systems is unable to provide replacement Resources in a reasonable and timely manner. When Perot Systems is able to provide such replacement Resources, RSC agrees to use commercially reasonable efforts to discontinue the use of third party resources.

3.2 Additional Application Systems Development. During the Term, Perot Systems will provide to RSC Additional Application Systems Development resources as follows:

         a. During the initial term and the transition period of the Original Agreement, Perot Systems provided an additional nine-hundred sixty
         (960) FTE-months of Application Systems Development work. As of the Amendment Date Perot Systems has provided and RSC has consumed an estimated 820 FTE-months. Perot Systems will provide RSC the balance of the original 960 FTE-months for RSC for the charges specified in
         Section 10.3.a ("Additional Applications Systems Development") through the term of this Amended Agreement.

         b. In addition, Perot Systems will provide RSC a pool of eight-hundred twenty (820) FTE-months during the term of the Amended Agreement after the balance of the original nine-hundred sixty (960) FTE-months is fully consumed. RSC will pay Perot Systems for FTE-months used out of this 820 FTE-month pool in accordance with the terms described in
         Section 10.3.b. The FTE-month rate will be $12,250 at the beginning of the Amended Agreement. On the second anniversary of the Amendment Date and for each anniversary of the Amendment Date thereafter, the FTE-month rate will be adjusted by applying the average of the salary indices described in Schedule G. The then current FTE-month rate will be increased by the average of the salary indices to derive the new rate. Perot Systems will notify RSC in writing of the new rate and the average of the salary indices used to determine the new rate. If, at the expiration of this Amended Agreement, RSC has consumed less than the 820 FTE-months, RSC will pay Perot Systems a fee of three thousand dollars ($3000) for each FTE-month which was not utilized or for which RSC did not pay Perot Systems in accordance with Section 10.3.b. For expenditures up to 3 FTE-months out of the subject 820 FTE-month pool, the written authorization of the RSC Project Manager, as defined in
         Section 8 of this Amended Agreement, will be sufficient to initiate work and authorize payment to Perot Systems.



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         c. Notwithstanding the foregoing, upon a 66% majority vote of the STEP
         Team, RSC will have the ability to competitively bid Application Systems Development Projects greater than 10 FTE-months in effort. If the price quote provided to RSC by a third party for the same scope of work quoted by Perot Systems, is less than the Perot Systems quotation, Perot Systems will be given the opportunity to match the quotation of the third party. Perot Systems assumes no responsibility for work provided by third parties as to content of the work or the ability to function or interface with other RSC systems. All ongoing support costs for work provided by third parties under this provision are beyond the scope of this Amended Agreement and are subject to negotiation between the parties. RSC agrees to review staff allocation and the scope of support services with Perot Systems as appropriate, for Applications Systems Development work provided by third parties. For third party quotations where Perot Systems can demonstrate a material difference in the scope of services or in the cost of ongoing support related to the services proposed by a third party versus the Perot Systems quote, RSC agrees to reject the third party quotation.

3.3 Change Control and Systems Development Process. All changes to existing Application Systems or approved Application Systems requirements or design documents will be controlled by Rouge Steel's Systems' Change Control Procedure #PT-I-5-03-02. All Application Systems Development Projects shall be subject to Perot Systems' Program Management Methodology version 99.4 described in Schedule J (as modified by Perot Systems from time to time). Further, the parties agree that Application Systems Development projects shall conform to the following terms:

         a. Upon approval by RSC, Perot Systems shall execute the analysis phase of the project according to the Perot Systems Project Management Methodology and, upon completion, shall provide an estimate for the total project cost which shall include Perot Systems' total efforts, in FTE-months, for all phases of the project ("the Final Estimate").

         b. Perot Systems shall regularly report the status of Application Systems Development Projects to RSC.

         c. In the event that the Perot Systems' FTE-months required to complete a particular project exceed the Final Estimate by more than ten percent, such excess will not be chargeable to RSC by Perot Systems. If the Perot Systems' FTE-months required to complete the project are less than the Final Estimate, Perot Systems shall be entitled to charge RSC the actual FTE-months plus ten percent (10%) of the Final Estimate, the total of which shall not exceed the Final Estimate.

         d. Should RSC not approve the Final Estimate after the analysis phase or cancel or indefinitely postpone the project for any reason, the actual FTE-months spent by Perot Systems shall be chargeable to RSC, not to exceed the analysis phase




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         estimate plus the actual FTE-Months spent for the design and development phases to the point the project was canceled or postponed, and all work completed to that point shall be provided to RSC.

         e. All development projects, including the tools, techniques and standards for development; and the hardware, software and communications necessary for operation, shall be evaluated by RSC and Perot Systems against the RSC technology strategy and plan. Any project that deviates from the technology strategy and plan must have such deviation documented prior to commencing development and each such project must be approved by RSC.

         f. Should Perot Systems provide any Third Party Systems in which Perot Systems has a relationship whereby it receives royalties or other forms of compensation, then Perot Systems shall notify RSC of those relationships prior to RSC issuing financial approvals for projects intended to use such Third Party Systems.


The process set forth in this Section 3.3 shall apply to Application Systems Development Projects included in Perot Systems Resources under Section 3.1 as well as those provided as Additional Application Development under Section 3.2 or as an Additional Service under Section 4.2.

3.4 Service Levels. Perot Systems shall provide the services identified in Schedule S to achieve the incentives related to the service levels defined in Schedule F (the "Service Levels"). The Service Levels will be reviewed and adjusted annually by mutual agreement to support RSC's requirements. If Perot Systems exceeds the performance related Service Levels during the term of this Amended Agreement, Perot Systems will be eligible to receive performance incentive payments in accordance with Schedule G (Monthly Base and Incentive Charges). Perot Systems shall collect and report Service Level information to RSC, as required, to assess Perot Systems' performance of the Service Levels as set forth in Schedule F.


                         ARTICLE 4. ADDITIONAL SERVICES

4.1 New RSC Affiliates. At RSC's request and with agreement of the parties, Perot Systems will provide all of its requirements for Systems Operations and Application Systems services expeditiously as feasible as follows: Perot Systems will perform any Systems Operations Services, Applications Systems Support, and Application Systems Development as specified in Schedule S. Such additional services shall be treated as a change in scope in accordance with Schedule R.

4.2 Additional Services. At RSC's request and with agreement of the parties, Perot Systems shall perform Additional Services as follows:



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         a. Perot Systems will advise RSC that a requested service is an
         Additional Service and whether Perot Systems is capable of providing the Additional Service. If Perot Systems can perform the Additional Service, it shall provide RSC with a description of the work to be performed by each party, the parties' responsibilities with respect to that work, a schedule and Perot Systems' charges for that work. Upon receiving (i) RSC's approval of the authorization to proceed and agreement to pay Perot Systems' charges, and (ii) Applicable Specifications, where appropriate, the parties shall execute a written task order amendment to this Amended Agreement in substantially the same form contained in Schedule K. The task order shall contain any special terms and conditions applicable to such Additional Services, and Perot Systems will begin performing the Additional Services.

         b. For Application Systems Development Projects which are provided as Additional Services, Perot Systems and RSC shall use the Change Control and the Application Systems Development processes in accordance with
         Section 3.3 of this Amended Agreement.

         c. For Additional Services which are not Application Systems Development Projects, the following shall apply: (1) Perot Systems may bid such Additional Service at a fixed price, and RSC shall not be responsible for any additional payments on such fixed bids unless approved in writing; provided this provision does not apply to additional costs resulting from RSC's failure to perform its obligations and responsibilities for such work, or (2) Perot Systems may bid such Additional Service on a time and materials basis.

4.3 Intentionally Left Blank

4.4 Procurement Services. Perot Systems shall, at RSC's request, use its best commercial efforts to procure equipment, software and other products or services on RSC's behalf at the discounted prices available to Perot Systems. All requests for Perot Systems procurement services will be pre-approved by RSC. RSC will pay Perot Systems its actual invoice cost, applicable sales or other taxes, and a procurement fee of five (5) percent of the actual invoice cost, exclusive only of sales or other tax. RSC will assume full ownership of procured items upon payment to Perot Systems.



                              ARTICLE 5. PERSONNEL

5.1 Perot Systems Employment. RSC employees listed on Schedule E who accepted the Perot Systems employment offer and commenced employment with Perot Systems prior to the Original Agreement Effective Date ("Schedule E Employee(s)"), are subject to Perot Systems employment policies. Perot Systems shall credit Schedule E Employees with their continuous RSC years of service (including uninterrupted prior service with Ford Motor



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Company) for the sole purpose of determining eligibility, vesting and benefit levels in Perot Systems Employee Plans and programs.

5.2 Vacations. Schedule E Employees will be eligible for paid vacations in accordance with the Perot Systems policy. Schedule E Employees with 20 or more years of RSC continuous service on or before December 31, 1995 shall continue to be eligible for five (5) weeks of annual vacation time off with Perot Systems.

5.3 Perot Systems Corporation Retirement Savings Plan and Trust (the "Perot 401(k) Plan")


         Annual Supplemental Contribution - Subject to compliance with all applicable laws, for each plan year from, and including, 1996 to 2005, Perot Systems shall take any and all action necessary to contribute to the Perot Systems 401(k) Plan individual account of each Schedule E Employee employed by Perot Systems on the last day of such plan year, a fully vested profit sharing contribution. Such contribution will equal six percent (6%) of each Schedule E Employee's annual base salary as of April 1, 1996 and will be in addition to other contributions provided for in the Perot 401(k) Plan, and will be made by Perot Systems on or before March 1 of the following plan year; provided, if a Schedule E Employee is a highly compensated employee as defined in the Perot 401(k) Plan, and must be excluded from allocation of such contribution for the plan year in order for the Perot 401(k) Plan to meet the requirements of Section 410(b) of the Code, Perot Systems shall not make a supplemental contribution to the Perot 401(k) Plan account of such highly compensated Schedule E Employee for that plan year. Instead, such highly compensated employee who has not terminated employment with Perot Systems by the end of such year shall receive a lump sum payment equal to the sum of (i) such aforementioned supplemental contribution, plus (ii) 35% of such amount. If the above-described contribution to the Perot 401(k) Plan cannot be made to a non-highly compensated employee who has not terminated employment with Perot Systems by the end of such year, in Perot Systems' judgment under applicable law after consultation with RSC, the employee shall receive a lump sum payment equal to the sum of (i) such aforementioned supplemental contribution, plus (ii) 35% of such amount, subject to applicable law.

5.4 Separation Payments. If Perot Systems should, prior to February 28, 2001, "terminate the employment" (as defined below) of any Schedule E Employee, for any reason other than good cause (as determined in Perot Systems' sole discretion), Perot Systems shall pay to such employee "Severance Pay" as set forth in subparagraph b below:

    a. A "termination of employment" shall occur only in the event the employee is finally and administratively discharged from employment with Perot Systems exclusively at the prerogative of Perot Systems. The following events, which are listed for purposes of example only and are not intended to be all inclusive, shall not constitute a "termination of employment" as that term is defined herein: (i) the resignation of an employee, including, but not limited to, claims of constructive discharge; (ii) the death of an



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    employee; (iii) the disability of an employee, to the extent the employee cannot perform the essential functions of his or her position, with or without reasonable accommodation; and/or (iv) the temporary lay-off of an employee for a period of three (3) months or less.

    b. For those employees entitled to "Severance Pay", such pay shall be paid either on a monthly basis or in a lump sum amount, in Perot Systems' sole discretion, in an amount calculated as set forth in the "Severance Pay Table" below. The term "Months of Base Salary" as used in this table shall mean the highest monthly salary (inclusive of any employee directed Perot 401(K) Plan contributions) received during the twelve (12) months preceding termination, but exclusive of any overtime, shift premium, bonus, or any other form of compensation or fringe benefits.

                               SEVERANCE PAY TABLE


       Full Years                                                                       Equivalent
    of Service (incl.             Months of                  Months of                  Months of
       Rouge Steel               Base Salary                Base Salary                Base Salary
     and Ford Years)                 100%                       50%                      Payable
     ---------------             -----------                -----------               ------------
            1                         2                          1                         2.5
            2                         2                          2                         3.0
            3                         2                          3                         3.5
            4                         2                          4                         4.0
            5                         2                          5                         4.5
            6                         2                          6                         5.0
            7                         2                          7                         5.5
            8                         2                          8                         6.0
            9                         2                          9                         6.5
       10 or more                     2                         20                        12.0


5.6. Key Employees. Appropriate staffing to provide the Services under this Amended Agreement is the responsibility of Perot Systems. Nevertheless, during the term of this Amended Agreement, Perot Systems will make every attempt to balance Rouge Steel's requirements with Perot Systems' and employees' career development needs. As part of this effort, Perot Systems will make reasonable efforts to avoid transferring key Perot Systems employees assigned to perform services under this Amended Agreement to perform services elsewhere, taking into account the employee's career development needs. The term key employees is without reference to whether a Perot Systems employee was formerly a RSC employee, and former RSC employees are not necessarily key employees. Perot Systems will notify RSC whenever an employee, assigned to the RSC account, is to be transferred. If RSC reasonably determines that (i) the employee will be performing services for a direct competitor of RSC that are substantially similar to those services the employee performed for RSC within the previous year, (ii) the employee has specific knowledge or skills critical to the success of a deliverable due within the next six months, (iii) the employee is critical to a strategic initiative as agreed to by the RSC Project Manager and the



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Account Manager, (iv) the employee has unique knowledge of a particular system not shared by other Perot Systems associates, then RSC may disapprove the transfer. RSC will have ten days following its receipt of such notification to notify Perot Systems of its disapproval. If RSC does not notify Perot Systems within such ten-day period, RSC will be deemed to have approved such transfer. In cases where Rouge Steel objects to the proposed transfer, Perot Systems and RSC will make every effort to adopt a reasonable solution that equitably balances Rouge Steel's and Perot Systems' needs.

5.7. Cooperation. Subject to compliance with all applicable laws, Perot Systems shall provide to RSC, upon written request by RSC, with information necessary for RSC to determine Schedule E Employee benefits pursuant to any RSC Employee Plan. Subject to compliance with all applicable laws, RSC shall provide to Perot Systems, upon written request by Perot Systems, with information necessary for Perot Systems to determine Schedule E Employee benefits pursuant to any Perot Systems Employee Plan.

5.8. Hiring of employees. Except as provided in Sections 5.1 and 12.7 of this Amended Agreement, RSC and Perot Systems each agree that during the term of this Amended Agreement and for one year thereafter, neither party nor any of its Affiliates shall, except with the prior written consent of the other party, which consent may be withheld in the other party's sole discretion, offer employment to or employ any person employed then or within the preceding twelve
(12) months by the other or any Affiliate of the other.

5.9. Management of Employees. The Account Manager shall be responsible for the management and assignment of all Perot Systems employees providing services to RSC. Any matters pertaining to the assignment of Perot Systems' employees shall be discussed by the Account Manager and RSC's Project Manager, and resolved by the Account Manager. As part of its employment policies, Perot Systems provides time off for its employees for vacations, maternity leaves, sicknesses, training, military leave, jury duty and other personnel-related reasons. Such absences for Perot Systems employees assigned to provide Base Services or to provide Additional Application Systems Development to RSC under this Amended Agreement or the assignment of additional personnel in their absence will not affect the Monthly Base Charges or the Additional Development Charges. For Perot Systems employees not assigned to RSC who may, from time to time, provide Additional Application Systems Development, Perot Systems shall charge one FTE-Month or its equivalent for each one-hundred, sixty (160) hours work.

5.10. Liability. Perot Systems shall have no financial responsibility and no liability whatsoever with respect to Schedule E Employees for any period prior to the Effective Date, except as provided in Section 5.3 of this Amended Agreement. Subject to RSC's obligations to Perot Systems under Sections 10.5 and
14.1 of this Amended Agreement, RSC shall have no financial responsibility and no liability whatsoever with respect to Schedule E Employees for any period on or after the Effective Date; provided however, that RSC shall retain all responsibility and liability for compliance with the requirements of Section 4980B of the Internal Revenue Code of 1986, as amended ("Code") (Cobra) through the Effective Date.




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                              ARTICLE 6. RESOURCES

6.1 Overview. During the Term of this Amended Agreement, Perot Systems will assume as specified in this Article 6 responsibility for managing, administering, operating and maintaining the RSC Resources as set forth below.

6.2 Vendor Third Party Services. During the term of this Amended Agreement, RSC will provide to Perot Systems access to and use of all of the third party services governed by the Vendor Third Party Services Contracts listed under Section A on Schedule D. RSC shall have the responsibility for the payment of all amounts under such Vendor Third Party Services Contracts for as long as such Third Party Services Contracts are provided to Perot Systems in accordance with this Article 6. RSC agrees to obtain the Required Consents necessary for Perot Systems to use such Third Party Services Contracts.

6.3 Management of the RSC Resources. Perot Systems shall be responsible for the management of the Third Party Services described in Section 6.2 of this Amended Agreement for as long as such RSC Resources are provided to Perot Systems in accordance with this Article 6. To the extent permitted by the applicable agreements governing such RSC Resources, RSC hereby appoints Perot Systems as its sole agent for all matters pertaining to such RSC Resources and agrees to promptly notify all appropriate third parties of such appointment as requested by Perot Systems. RSC shall take no action affecting such RSC Resources without the prior written consent of Perot Systems.

6.4 Failure to Obtain Required Consents or to Provide Resources. In the event that any Required Consent is not obtained with respect to any of the RSC Resources, then, unless and until such Required Consent is obtained, any agreement governing any affected Contractor Third Party Services Contracts shall not be deemed assigned to Perot Systems, and the parties shall cooperate with each other in achieving a reasonable alternative arrangement. If RSC fails to provide to Perot Systems any RSC Resources required to be provided pursuant to
Article 5 or Article 6 of this Amended Agreement, then Perot Systems shall be excused from performing the Services if and to the extent such nonperformance results from such failure to provide resources, and Perot Systems' nonperformance will not be deemed to be a breach of this Amended Agreement or grounds for termination of this Amended Agreement by RSC. RSC and Perot Systems shall use their best commercial efforts, however, to correct the nonperformance at RSC's expense.


                ARTICLE 7. SYSTEMS AND RELATED PROPRIETARY RIGHTS

7.1 RSC Systems. RSC grants to Perot Systems, at no charge to Perot Systems, (i) the unrestricted, exclusive right to use the RSC Systems to provide the Services to RSC as contemplated by this Amended Agreement, (ii) the nonexclusive right to market and to use each RSC System not owned by RSC to provide services to other Perot Systems' customers, to the extent such use is permitted by RSC's license agreement with the third party vendor for each such, and (iii) the nonexclusive right to market and to use each RSC System owned by RSC to provide services to other Perot Systems' customers subject to (1) RSC's approval at its sole discretion, and (2) the payment by Perot Systems of a reasonable royalty rate to be agreed upon by the parties. The nonexclusive right specified in subsection (iii) above and Perot Systems' obligation to pay royalties shall survive the termination or expiration of this Amended Agreement. RSC shall be responsible for obtaining any Required Consents from third parties necessary for Perot Systems to operate any RSC Systems to provide Services to RSC as contemplated by this Amended Agreement. If the Required Consents cannot be obtained for Perot Systems to operate the RSC System to provide Services to RSC, then Perot Systems and RSC will work together to achieve an alternate solution pursuant to Section 6.4 of this Amended Agreement. In the event it is necessary to acquire and implement any substitute System(s), the costs of such System(s) will be handled in accordance with the Change Control Process established in Section 3.3 of this Amended Agreement. Upon termination or expiration of this Amended Agreement, Perot Systems shall deliver to RSC, at no extra cost, source code (and related documentation) for each RSC System owned by RSC which Perot Systems is using at that time to provide the Services to RSC.

7.2 Third Party Systems. RSC shall, at its cost, obtain for Perot Systems (i) the right to use the Third Party Systems included in Schedule R to this Amended Agreement to provide the Services to RSC as contemplated by this Amended Agreement and (ii) the non-exclusive right to market and use such Systems to provide Services to other Perot Systems' customers to the extent such use is permitted by RSC's license agreement with the third party vendor. If the Required Consents cannot be obtained for Perot Systems to operate such Third Party Systems to provide Services to RSC, then Perot Systems and RSC will work together to achieve an alternate solution pursuant to Section 6.4 of this Amended Agreement. In the event it is necessary to acquire and implement any substitute Third Party Systems(s), the costs of such System(s) shall be handled in accordance with the change Control Process established in Section 3.3 of this Amended Agreement.

7.3 Developed Systems. With respect to each Developed System, RSC and Perot Systems shall mutually agree upon the specifications for the Developed System and acceptance criteria. Perot Systems shall deliver the Developed System in both object code and source code format in the manner designated by RSC. RSC shall own the Developed Systems, including all rights in any U.S. patent, copyright, or other intellectual property right or interest, and Perot Systems assigns all of its rights in the Developed Systems to RSC. Perot Systems agrees to provide any assignments or other documents reasonably requested by RSC with respect to the rights assigned under this Amended Agreement. However, RSC grants to Perot Systems, at no charge to Perot Systems, (i) the unrestricted, exclusive right to use the Developed Systems to provide the Services to RSC as contemplated by this Amended Agreement, and (ii) the nonexclusive right to market and to use each Developed System owned by RSC to provide services to other Perot Systems' customers, subject to (1) RSC's approval at its sole discretion, and

(2) the payment by Perot Systems of a reasonable royalty rate to be agreed upon by the parties. The nonexclusive right specified in subsection (ii) above shall survive the termination or expiration of this Amended Agreement.

7.4 P.S.C. Systems. P.S.C. Systems are and shall remain Perot Systems' property, and RSC shall have no rights or interests to them except as described in this Amended Agreement. Upon expiration or termination of this Amended Agreement, Perot Systems shall grant to RSC a perpetual, non-transferable, nonexclusive license to use the application software programs (including all related documentation) of any P.S.C. Systems then being used by Perot Systems in providing Services to RSC (the "Licensed Programs"), if RSC requests such a license in writing prior to the expiration of this Amended Agreement. This license grant is contingent upon RSC and Perot Systems entering into a license agreement, in form and substance reasonably satisfactory to Perot Systems and RSC, containing such terms and conditions as may be appropriate to protect the business interests and proprietary rights of Perot Systems, including, but not limited to the following:

         a. The Licensed Programs shall be operated, directly or indirectly, only (i) by bona fide employees of RSC, and (ii) on equipment that is under the control of RSC, unless other arrangements are necessary due to natural disaster or similar emergency.

         b. The Licensed Programs shall be used only to process the work of RSC and its Affiliates and not to provide services to any others.

         c. RSC shall keep the Licensed Programs confidential and shall not at any time allow the Licensed Programs, any of their components or any modifications to them, to be disclosed to third parties, sold, assigned, leased or commercially exploited or marketed in any way, with or without charge, by RSC or its employees or agents. Except to the extent required for normal operation of the Licensed Programs as permitted by this Section 7.4, RSC shall not permit the Licensed Programs to be copied or reproduced, in whole or in part, by any person or entity at any time.

         d. RSC agrees that the Licensed Programs are the valuable property of Perot Systems, that violation in any material respect of any provision of the arrangement referred to in this Section 7.4 would cause Perot Systems irreparable injury for which it would have no adequate remedy at law, and that Perot Systems shall be entitled to preliminary and other injunctive relief against any such violation without the need to post a bond or make a showing of irreparable harm. Such injunctive relief shall be in addition to, and in no way in limitation of, any other remedies or rights which Perot Systems may have at law, in equity or otherwise.

         e. In the event Perot Systems ceases providing maintenance and support services for such P.S.C. Systems, RSC shall be entitled to receive the source code for the P.S.C. Systems to use solely for the purposes of providing maintenance and support for RSC's internal use of the P.S.C. in accordance with the provisions of license agreement.

         f. RSC shall pay a reasonable license fee.


                           ARTICLE 8. RSC OBLIGATIONS

8.1  RSC Obligations.  RSC will, on a timely basis:

         a. Establish I/S priorities for RSC on an on-going basis, as agreed upon by the STEP Team (or a comparable executive team), including providing the business plan objectives and requirements of RSC to the Perot Systems' Account Manager. The STEP Team will consist of not less than six (6) RSC executives each of whom represent the primary functional areas of RSC's business. Each member of the STEP Team will have equal voting authority in all matters requiring a vote to determine the course of action.

         b. Supply to Perot Systems for processing, as required by Perot Systems, complete and accurate source data and machine-readable data with applicable control totals, in the form reasonably required by Perot Systems for other Systems.

         c. Review all reports prepared by Perot Systems and reject all incorrect or incomplete reports within ten (10) business days after receipt for daily and weekly reports and within ten (10) business days after receipt for monthly or other reports. Failure to reject a report within the specified time shall constitute acceptance of it. Should notification be made to Perot Systems after the specified times and additional work be required by Perot Systems, such work may be executed as an Additional Service or as part of Base Services as prioritized and directed by RSC's Project Manager.

         d. Maintain procedures manuals provided to RSC by Perot Systems by distributing and inserting updates provided by Perot Systems.

         e. Train personnel of RSC to prepare input for and to effectively use output from the Systems operated by Perot Systems under this Amended Agreement.

         f. Provide the necessary transportation for the physical delivery of data and other input to, and for distribution of reports and other output from, the Data Center.

         g. Approve all Systems requirements and specifications for Systems Changes and development services at each stage of the Systems development life cycle. RSC shall have full responsibility and liability for any incorrect, incomplete or omitted requirements and specifications, and any changes or additions to approved requirements or specifications shall be at RSC's expense.

         h. Prepare and input test data for and conduct acceptance testing of Developed Systems according to the acceptance test plan as mutually agreed upon by the parties.

         i. Cooperate with Perot Systems generally, and in particular make available, as reasonably requested by Perot Systems, management decisions, direct access to RSC personnel, information, approvals, and acceptances in order that the work of Perot Systems may be properly accomplished.

         j. Cooperate with Perot Systems in establishing mutually acceptable procedures and timing for the processing of non-scheduled, special request, or other user-initiated services and change control activities, and modifying those procedures as reasonably requested from time to time.

         k. Designate a senior manager of RSC to serve as Perot Systems' primary point of contact for all matters relating to Perot Systems' performance of the Services, including the approval of scheduled service outages, coordination of requests, authorization of non-scheduled modifications to user tables, coordination of Change activities, and notification to Perot Systems of anticipated or actual problems relating to RSC's requirements for, or Perot Systems' performance of, the Services (the "Project Manager").

         l. Provide Perot Systems with reasonable notification of, and lead time to respond to, service requests, including changes to the number or format of required management reports, study requests, and requests to modify the Systems.

         m. Cooperate with Perot Systems in establishing appropriate testing criteria and procedures for, and in the testing of, new Systems.

         n. Store and safeguard storage media containing RSC's archived or historical data.

8.2 Data Center Use. During the term of this Amended Agreement, RSC will provide to Perot Systems, at no cost to Perot Systems, access to and use of the Data Center space and any related utilities and services. Should RSC propose to eliminate the Data Center whether as a recommendation of the STEP Team or any other reason, it shall provide a suitable alternative at no charge to Perot Systems. At RSC's request, Perot Systems shall provide the data center facilities as an Additional Service under Section 4.2 of this Amended Agreement.

8.3 Information Systems Assets. During the term of this Amended Agreement, RSC will furnish to Perot Systems, for Perot Systems' use at no cost to Perot Systems, the

Information Systems Assets used to provide Existing Services. RSC shall retain complete financial responsibility for such assets, including depreciation, insurance, taxes, and maintenance.

8.4 Office Space and Supplies. During the term of this Amended Agreement, RSC shall provide, comparable to other RSC employees, acceptable office space, supplies, utilities, PC workstations and printers, office equipment, telephone service and other items to Perot Systems at no charge to accommodate the Perot Systems employees providing services to RSC. Supplies provided by RSC shall include Data Center supplies such as standard and special printing forms, toner, developer, ribbons, tape reels and cartridges, packaging materials, and cleaning supplies. RSC shall also provide Perot Systems the use of pool vehicles to the extent they were used to provide Existing Services immediately prior to the Amendment Date.

8.5 Data Transmission Costs. RSC shall be responsible for all data and voice transmission costs.


   ARTICLE 9. SAFEGUARDING THE COMPANY DATA, CONFIDENTIALITY AND AUDIT RIGHTS

9.1 RSC Data. The data of RSC, including program code and related documentation both in production and under development, provided to Perot Systems for processing under this Amended Agreement shall be and remain the property of RSC. Upon the termination of this Amended Agreement for any reason, data shall be returned to RSC by Perot Systems at Perot Systems' expense. The data of RSC shall not be used by Perot Systems for any purpose other than that of providing Services, nor shall such data or any part of such data be disclosed, sold, assigned, leased or otherwise disposed of to third parties by Perot Systems or commercially exploited by or on behalf of Perot Systems, its employees or agents.

9.2 Safeguarding RSC Data. Perot Systems will establish and maintain safeguards against the destruction, loss or alteration of the data of RSC in the possession of Perot Systems which are no less rigorous than those in effect at the Data Center as of the Effective Date. In the event that additional safeguards for such data are reasonably requested by RSC, Perot Systems shall provide such additional safeguards, and RSC shall reimburse Perot Systems for Perot Systems' costs in providing such additional safeguards. RSC shall have the right, at its own expense, to establish backup security for data, and to keep backup data and data files in its possession if it so chooses; provided, however, that Perot Systems will have such access to the backup data and data files as Perot Systems reasonably requires to perform its obligations under this Amended Agreement. Notwithstanding the above, Perot Systems will, as part of Base Services, establish and implement a procedure for copying RSC's data to magnetic tape media at least weekly and on a mutually agreed schedule. The most recent copies of such data will be stored by Perot Systems in a secure and convenient location, provided by RSC, and the prior copies of such data will be removed from storage and delivered to a designated RSC employee no later than one business day following the creation of the current copy.

9.3 Confidentiality. Perot Systems and RSC each agree that all information communicated to it by the other, whether before or after the Effective Date, shall be and was received in strict confidence, shall be used only for purposes of this Amended Agreement, and that no such information, including the provisions of this Amended Agreement, shall be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the recipient party. Should either party discover a violation of this provision by one of its employees or contractors working under their direction, it shall so notify the other party of such violation. The provisions of this Section 9.3 shall survive the expiration or termination of this Amended Agreement for any reason.


9.4 Audit Rights. Upon three (3) business days' prior written notice to Perot Systems, RSC shall be entitled, at its own expense, to engage auditors and/or inspectors (1) to conduct a review of Perot System's performance of its system design and coding processes under this Amended Agreement (a "Performance Audit"), (2) to audit or inspect the business of RSC for which Perot Systems will provide, for that limited purpose, reasonable access to the Data Center,
(3) to audit Perot Systems' accounting records relating to the time and materials utilized on Additional Services pursuant to Section 4.2.c(2), and (4) to review reasonable levels of detailed information, as normally reported by Perot Systems to its Account Manager, for purposes of verifying Perot Systems' direct expenses associated with Base Services, however, RSC shall have no right to review or audit Perot Systems' allocable fringe benefit or overhead expenses. All audits or inspections shall be subject to the following provisions: (1) auditors or inspectors are not one of the three (3) Perot Systems' direct competitors that Perot Systems designates at the time of notice; (2) auditors or inspectors have executed an appropriate confidentiality agreement with Perot Systems; (3) RSC shall pay Perot Systems for Perot Systems' costs for any resources required by the audit or inspection in addition to the resources that Perot Systems would otherwise use in the performance of this Amended Agreement;
(4) Perot Systems shall not be required to provide any of its competitors, if RSC designates any such competitor to perform such audit, with access to Perot Systems' trade secrets or proprietary information; and (5) in the case of a Performance Audit, neither RSC nor the auditors and inspectors will disclose the results of such Performance Audit to third parties, except to an arbitration panel in accordance with Section 12.3 of this Amended Agreement; or use such results or any information obtained during such Performance Audit for any purpose other than evaluating Perot System's performance of its system design and coding processes under this Amended Agreement.

9.5 Third Party Discovery. If any governmental agency or any third party shall seek in any way to discover or otherwise gain access to, or production ("Discovery") of any Systems, confidential information or any other data or records of one party that may be in the possession of the other party, the other party shall immediately notify the first party and shall, at the first party's written request and at the first party's expense, oppose such Discovery, and cooperate with the first party in the first party's efforts to preclude, quash, limit or impose protective orders or similar restrictions on such Discovery.

9.6 Perot Systems Reassignment. Perot Systems shall not reassign or transfer the Account Manager or any IS Analyst having active participation in the strategic planning of RSC's business to another Perot Systems account providing services to a competitor of RSC (i) for at least twelve (12) months after the Account Manager or IS Analyst no longer provides service to RSC, or (ii) unless approved by RSC, which approval shall not be unreasonably withheld.


                      ARTICLE 10. PAYMENTS TO PEROT SYSTEMS

10.1 Monthly Base Charge. For each Monthly period during the term of this Amended Agreement, RSC shall pay to Perot Systems a Monthly Base Charge in accordance with Schedule G to this Amended Agreement, as adjusted from time to time in accordance with Schedule G . At the end of each year, a reconciliation of Monthly Base Charges and performance-based incentives will be performed in accordance with Schedule G.

10.2 Additional Services Charges. RSC shall pay Perot Systems for all Additional Services provided by Perot Systems in accordance with a payment schedule for such items to be agreed upon in writing by the parties.

10.3 Additional Development Charges. RSC shall pay Perot Systems for all Additional Development Services provided by Perot Systems as follows:

     a. RSC will pay to Perot Systems $169,552.00 for each month of the Amended Agreement through 3/31/2001 as contemplated in the Original Agreement and the 960 FTE-month block of labor supplied by Perot Systems and described in section 3.2.a.

     b. RSC will pay Perot Systems for each FTE-month consumed out of the 820 FTE month pool described in section 3.2.b at the current rate per FTE-month calculated in accordance with section 3.2.b. From the period beginning April 1, 2001 through the Term of the Amended Agreement, RSC will pay Perot Systems for a minimum of 8 FTE-months per month. If RSC consumes less than 8 FTE-months in any month, the unused FTE-months paid for by RSC will be available for consumption by RSC prior to the end of the Amended Agreement Term, at no additional charge to RSC. At no time will RSC pay PSC for less than 8 FTE-months per month. If RSC consumes more than 8 FTE-months in a given month then RSC will pay PSC for all FTE-months consumed in that month less any FTE-months previously paid for and unused (credit) by RSC.

10.4 Out-of-Pocket Expenses. RSC shall pay, or reimburse Perot Systems for, the reasonable, out-of-pocket expenses, including, but not limited to, all communication related expenses incurred by Perot Systems in the course of providing services to RSC, travel and travel-related expenses, performed according to RSC's travel guidelines, incurred by Perot Systems in connection with the performance of this Amended Agreement; provided, however, that RSC shall reimburse Perot Systems for the annual supplemental contributions and the annual lump sum payments under Section 5.4.b (the "5.4.b Reimbursement") at seventy percent (70%) of the aggregate amount. Upon termination, for any reason, RSC shall pay Perot Systems, at least thirty (30) days prior to termination, the net present value of seventy percent (70%) of the remaining 5.4.b Reimbursement based on the assumptions that this payment upon termination (1) is discounted by the 30-year U.S. Treasury rate, (2) is based on the estimated employment term of Schedule E Employees as agreed to by RSC and Perot Systems, and (3) the remaining 5.4.b Reimbursement is treated as if all such reimbursement could be made to the Perot 401(k) Plan, for purposes of determining this payment upon termination. Moreover, such reimbursement obligation for the 5.4.b Reimbursement is independent from, and is not conditioned upon, any other obligation of either party under this Amended Agreement, except Perot Systems' obligation under
Section 5.4.b. Accordingly, RSC's reimbursement obligation for the 5.4.b Reimbursement is without right of set-off and shall not be subject to any defense or counter-claim against Perot Systems, other than Perot Systems' failure to make annual supplemental contributions and annual lump sum payments pursuant to Section 5.4.b.

10.5 Time and Manner of Payment. Perot Systems will submit invoices to RSC for the following charges on or about the first day of each month: (i) the Monthly Base Charge for the previous month, and (ii) any out-of-pocket expenses. RSC shall remit payment for such invoices within fifteen (15) days of receipt. If the fifteenth day after receipt is a banking holiday, the payment may be made on the next business day after such banking holiday. In addition, Perot Systems will submit invoices to RSC for the following charges on or about the first day of each month: (i) the Additional Application Development Charges specified in
Section 10.3, and (ii) any charges for Additional Services in arrears. RSC shall remit payment for such invoices within fifteen (15) days of receipt. Payments due Perot Systems for semiannual performance incentives, or RSC profit performance incentive in accordance with Schedule G shall be invoiced to RSC after the end of the period to which the charges apply. Any sum due Perot Systems for which a time for payment is not otherwise specified shall be due and payable within thirty (30) days of RSC's receipt of an invoice from Perot Systems. All payments due Perot Systems shall be remitted by RSC by wire transfer to Bank of America, San Francisco, CA, ABA #121000358, Perot Systems Corporation account #1233926853. Should Perot Systems change remittance instructions, it shall so notify RSC, in writing. Any sum due Perot Systems that is not paid on time shall accrue interest until paid at a rate of interest equal to one and one half percent (1.5%) per month, or the maximum rate of interest allowed by applicable law, if less. Day of receipt shall be the day the invoice is delivered by hand or transmitted electronically to RSC's premises (to a specific point of receipt which shall be designated by RSC), the next business day after it is deposited with an overnight delivery service such as Federal Express, or three (3) business days after it is deposited in the U.S. mail.

10.6 Taxes. RSC shall pay, or reimburse Perot Systems for payment of, any taxes or amounts paid in lieu of taxes, however designated or levied, based upon this Amended Agreement, the charges of Perot Systems or the Systems, the Services or materials provided under this Amended Agreement. Perot Systems is only responsible for the payment of franchise taxes, employment taxes for its employees and taxes based on the net income or gross revenues of Perot Systems. RSC represents that it has obtained a direct pay permit number from the State of Michigan, Number 38-2386833. Perot Systems will not include sales or use taxes on its invoices for supplies shipped to, or services that will be furnished in locations applicable to such Michigan permit. RSC shall be responsible for paying all such sales and use taxes directly to the appropriate taxing authority. However, in the event Perot Systems is legally obligated to pay any such taxes to an appropriate taxing authority, RSC shall reimburse Perot Systems for such taxes. In regard to supplies shipped to, or services that will be provided in locations outside of Michigan, Perot Systems will include sales or use taxes on its invoices for such supplies and services.

10.7 Proration. All periodic charges under this Amended Agreement are to be computed on a calendar month basis, and will be prorated for any partial month.

10.8 Rights of Set-off. With respect to any amount to be reimbursed to RSC or otherwise payable to RSC by Perot Systems pursuant to this Amended Agreement, Perot Systems may, at its option, pay that amount by giving RSC a credit against the charges otherwise payable to Perot Systems under this Amended Agreement.


                   ARTICLE 11. REPRESENTATIONS AND WARRANTIES

11.1  By RSC.  RSC represents and warrants to Perot Systems as follows:

         a. RSC (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and (ii) has full corporate power to own, lease, and operate its properties and assets, to conduct its business as that business is currently being conducted, and to consummate the transactions contemplated by this Amended Agreement to be consummated by RSC.

         b. This Amended Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding agreement of it, enforceable against it in accordance with this Amended Agreement's terms, subject to the effect of bankruptcy, insolvency, moratorium and other laws now or hereafter in effect relating to and affecting the rights of creditors generally and to equitable principles of general application.

         c. Neither the execution nor delivery by it of this Amended Agreement, nor the consummation by it of any of the transactions contemplated by this Amended Agreement, will result in the breach of any term or provision of, or constitute a default under, any charter provision or bylaw, or material agreement (subject to any applicable Required Consent), order, law, rule or regulation to which it is a party or which is otherwise applicable to it.

         d. Intentionally Left Blank

         e. [Reserved].

         f. To RSC's knowledge after reasonable investigation, and subject to receipt of any applicable Required Consents and government filings, Perot Systems will obtain on the Amendment Date (i) the right to use the RSC Systems to perform the Services, to the same extent as utilized by RSC in the conduct of its business as of the Amendment Date.

         g. Subject to the receipt of any applicable Required Consents, the assets which Perot Systems has obtained or will obtain the right to use pursuant to Article 5 and Article 6 of this Amended Agreement, are all the assets, including Systems, hardware, facilities, furnishings and equipment (other than cash, cash equivalents, marketable securities, restricted cash investments, accounts receivables and notes receivables), which RSC was using as of the Amendment Date to provide the Existing Services.

11.2 By Perot Systems. Perot Systems represents and warrants to RSC as follows:


         a. Perot Systems (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and (ii) has full corporate power to own, lease, and operate its properties and assets, to conduct its business as that business is currently being conducted, and to consummate the transactions contemplated by this Amended Agreement to be consummated by Perot Systems.

         b. This Amended Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding agreement of it, enforceable against it in accordance with this Amended Agreement's terms, subject to the effect of bankruptcy, insolvency, moratorium and other laws now or hereafter in effect relating to and affecting the rights of creditors generally and to equitable principles of general application.

         c. Neither the execution nor delivery by it of this Amended Agreement, nor the consummation by it of any of the transactions contemplated by this Amended Agreement, will result in the breach of any term or provision of, or constitute a default under, any charter provision or bylaw, or material agreement (subject to any applicable Required Consent), order, law, rule or regulation to which it is a party or which is otherwise applicable to it.

         d. The Services will be rendered by qualified personnel and consistent with good commercial practice in the I/S industry; provided, however, that (i) Perot Systems' use of any of the employees listed in Schedule E to perform the Services through February 28, 2001 shall not constitute a breach of this warranty; and (ii) Perot Systems' only liability, and RSC's sole remedy, for breach of the warranty set forth in this paragraph (d) is the reperformance of any defective Services at no additional charge to RSC.

         e. Perot Systems will not access the RSC information systems for any reason except as authorized under this Amended Agreement. Perot Systems will not incorporate any expiration features, passwords, access codes or other features which may limit, in any way, RSC's use of the information systems except as agreed by RSC for normal system's security purposes. This warranty will survive the termination of this Amended Agreement.

         f. This is a services agreement. ACCORDINGLY, EXCEPT AS SPECIFIED IN
         SECTION 11.2 d ABOVE, PEROT SYSTEMS MAKES NO WARRANTIES REGARDING THE SERVICES OR DELIVERABLES PROVIDED UNDER THIS AMENDED AGREEMENT, AND EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.


                 ARTICLE 12. PERFORMANCE REVIEW AND TERMINATION

12.1 Performance Review. The Account Manager and the RSC Project Manager will meet as often as shall reasonably be requested by either party, but at least monthly, to review the performance of either party under this Amended Agreement. Written or taped minutes of such meetings may be kept.

12.2 Dispute Resolution. In the event of any dispute or disagreement between the parties either in interpreting any provision of this Amended Agreement or about the performance of either party, or any disputed charges arising hereunder, then upon the written request of either party, each of the parties will appoint a designated representative to resolve such dispute or disagreement. The designated representatives will discuss the problem and negotiate in good faith in an effort to resolve the dispute without any formal proceeding. During the course of such negotiation(s), all reasonable requests made by one party to the other for information, including copies of relevant documents, will be honored. The specific format for such discussions will be left to the discretion of the designated representatives. If the designated representatives are unable to resolve the dispute within thirty (30) days after their first meeting, each party will appoint a designated officer of its corporation to attempt to resolve the dispute. No litigation for the resolution of such disputes may be commenced until the designated officers have met and either party has concluded in good faith that amicable resolution through continued negotiation does not appear likely (unless either party fails or refuses to schedule such a meeting of officers within a reasonable time after a request to do so by the other party).

12.3 Arbitration. Any dispute that is not resolved through negotiation pursuant to Section 12.2 will be settled exclusively by final and binding arbitration in accordance with the following:

         a. Except as specified below or otherwise mutually agreed in writing by the parties to the dispute, the arbitration will be conducted in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.

         b. Any demand for arbitration or any counterclaim will specify in reasonable detail the facts and legal grounds forming the basis for the claimant's request for relief, and will include a statement of the total amount of damages claimed, if any, and any other remedy sought by the claimant.

         c. The arbitration will be conducted by an arbitration panel consisting of three neutral arbitrators selected in accordance with those Commercial Arbitration Rules.

         d.   The arbitration proceedings will take place in Detroit, Michigan.

         e. The arbitration panel may render awards of monetary damages, direction to take or refrain from taking action, or both. However, the arbitration panel's jurisdiction will be limited by the terms of this Amended Agreement, including but not limited to disclaimers of warranty and limitations of liability.

         f. The arbitration panel may, at its discretion, require any party to the arbitration to reimburse any other party to the arbitration for all or any part of the expenses of the arbitration paid by the other party and the attorneys' fees and other expenses reasonably incurred by the other party in connection with the arbitration.

         g. Judgment upon the award rendered in the arbitration may be entered in any court of competent jurisdiction.

12.4 Termination for Cause. If either party materially or repeatedly defaults in the performance of any of its duties or obligations under this Amended Agreement (except for a default in payments to Perot Systems, which is governed by Section
12.5 of this Amended Agreement), which default is not substantially cured within sixty (60) days after written notice is given to the defaulting party specifying the default, or, with respect to those defaults which cannot reasonably be cured within sixty (60) days, if the defaulting party fails to proceed within sixty
(60) days to commence curing said default and to proceed with all due diligence substantially to cure the default, then the party not in default may, by giving written notice of termination to the defaulting party, terminate this Amended Agreement as of a date specified in the notice of termination.

12.5 Termination for Nonpayment. If RSC defaults in the payment when due of any amount due to Perot Systems and does not, within thirty (30) days after being given written notice, cure such default, or, if RSC in good faith disputes the amount due, does not deposit the disputed amount in escrow in a major U.S. commercial bank to be designated by Perot Systems, with interest to be allocated to the party entitled to the principal upon resolution of the dispute, then Perot Systems may, by giving written notice to RSC, terminate this Amended Agreement as of a date specified in the notice of termination.

12.6  Intentionally Left Blank

12.7  Rights Upon Termination.

         a. Upon termination of this Amended Agreement by RSC, Perot Systems shall, if so requested by RSC, provide reasonable training for RSC personnel to minimize disruption in the transition of the Services to RSC. Training may be provided from the time of RSC's request to the date of termination or expiration and for up to six (6) additional months following termination or expiration. RSC shall pay Perot Systems for such training at Perot Systems' then published commercial rates. Upon termination, it shall not be a violation of this Amended Agreement for RSC to extend offers of employment to the Perot Systems personnel listed in Schedule E and Perot Systems shall not limit the ability of those employees to accept those offers of employment.

         b. If Perot Systems terminates this Amended Agreement for RSC's default, RSC shall immediately pay Perot Systems for all Services performed and Systems or equipment delivered through the termination date, plus reasonable termination costs, including but not limited to
         (i) any Losses incurred in connection with the early termination of any lease or other agreement relating to services or resources used by Perot Systems to perform the Services, (ii) any Losses incurred in connection with the sale of any resources then being used by Perot Systems in the performance of the Services, and (iii) any other reasonable, documented costs and expenses related to termination. Perot Systems shall be obligated to mitigate its damages and losses including assigning any third party obligations, agreements, costs or expenses of Perot Systems in order to reduce the Losses, as permitted by third party vendors. Perot Systems shall not enter into any third party obligation after April 1, 1996, that may be necessary beyond any termination, that is not assignable to RSC at termination, without RSC's approval. Perot Systems shall notify RSC of any third party obligations made, or intended to be made within ninety (90) days, prior to April 1, 1996, that may be necessary beyond any termination, that are not assignable to RSC at termination.

12.8 Termination Tasks. During the period from termination notice until termination, Perot Systems shall coordinate the orderly transfer of services back to RSC or their designee. Perot Systems shall promptly answer RSC inquiries regarding Perot Systems' services. All RSC data and programs shall be made available to RSC, or copied for RSC on magnetic media as designated by RSC, by Perot Systems. A copy of all run-time documentation, job control procedures, hardware documentation, and network documentation including topology, and an inventory and documentation of all RSC Systems, Developed Systems and P.S.C. Systems then being used by RSC shall be provided by Perot Systems.


                              ARTICLE 13. REMEDIES

13.1 Measure of Damages. The measure of damages recoverable from one party by the other for any reason, whether arising by negligence, willful misconduct or otherwise, shall not include any amounts for indirect, special, consequential or punitive damages of any party, including third parties, even if such damages are foreseeable. Further, Perot Systems shall have no liability for damages which could have been avoided had RSC or the applicable RSC Affiliate exercised reasonable efforts to verify the data furnished by Perot Systems before utilization of such data.

13.2 Limitation of Damages. In the event one party shall be liable to the other party for damages arising under or in connection with this Amended Agreement, whether arising by negligence, willful misconduct, or otherwise, then that party may recover from the other its direct damages up to an amount not to exceed in the aggregate for all events the Monthly Base Charge for the first eight full months of this Amended Agreement.

13.3 Exclusion. The limitations set forth in Section 13.2 of this Amended Agreement are not applicable to (i) any breach of the nondisclosure and confidentiality provisions of Sections 9.1 and 9.3 of this Amended Agreement,
(ii) the failure of one party to make payments due under this Amended Agreement to the other, (iii) indemnification claims as set forth in Article 14, or (iv) lost profits to Perot Systems associated with the breach of this Amended Agreement by RSC or the resulting termination of this Amended Agreement pursuant to such breach.

13.4 Limitation Period. Neither party to this Amended Agreement may assert against the other party any claim in connection with this Amended Agreement unless the asserting party has given the other party written notice of the claim within one year after the asserting party first knew or should have known of the facts giving rise to such claim, except that claims for non-payment may be brought at any time up to one (1) year from the date payment was due, or within six months after termination of this Amended Agreement, whichever occurs earlier. Commencement of the dispute resolution procedures under Section 12.2 of this Amended Agreement shall constitute written notice of the dispute or disagreement for purposes of this Section 13.4.

                             ARTICLE 14. INDEMNITIES

14.1 Indemnity by RSC. RSC agrees to indemnify, defend and hold harmless Perot Systems, and its respective officers, directors, employees, agents, successors and assigns, in accordance with the procedures described in Section 14.4 of this Amended Agreement, from any and all Losses arising from or in connection with:

              a. the inaccuracy as of the Amendment Date of any of the representations or warranties by RSC set forth in this Amended Agreement;

              b. any claims of infringement made against Perot Systems of any United States letters patent, or a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of the United States or any state, alleged to have occurred because of Systems or other resources or items provided to Perot Systems by RSC;

              c. any and all amounts payable with respect to the RSC Resources which are attributable to periods prior to the Effective Date;

              d. any obligations to be performed prior to the Amendment Date by RSC or any RSC Affiliate pursuant to any agreements governing the RSC Resources;

              e. the failure by RSC to obtain any Required Consents;

              f. any (i) Hazardous Materials (as defined below) in, on, under or above the Data Center as of or prior to the Amendment Date; (ii) the violation or alleged violation of or any liability under any law, regulation, or ordinance, or order, pertaining to any Hazardous Material located in, on, under or above the Data Center as of or prior to the Amendment Date ("Existing Hazardous Materials"); (iii) any RSC authorized step taken by any person or entity, including Perot Systems, to clean up, remedy, or remove Existing Hazardous Materials; (iv) the off-site disposal, treatment, or storage of Existing Hazardous Materials generated by RSC's operation of the Data Center; or (v) the violation or alleged violation by RSC of any federal, state or local laws relating to environmental matters, including air pollution, water pollution, Existing Hazardous Materials, or any other activities or conditions which impact or relate to the environment or nature. This liability includes, but is not limited to, costs of enforcement, costs of investigation and/or remedial action. As used in this Amended Agreement, "Hazardous Materials" shall mean and include: (A) oil or other petroleum products, (B) asbestos,
              (C) "hazardous waste," as defined by the Resource Conservation and Recovery Act, 42 U.S.C. { 6901 et seq., (D) "hazardous substances," as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. { 9601 et seq., and (E) any other pollutant, contaminant, chemical or substance whose presence creates or could create a detriment to the Data Center, a hazard to health or the environment, or a violation of any federal, state or local law or regulation.

              g. Any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other plan, benefit, agreement, or arrangement, maintained or contributed to by RSC (or any member of the group of companies treated as a single employer with RSC (within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended)), including without limitation any liability assessed by the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or a multiemployer plan or arising from a claim by a participant or participants.

14.2 Indemnity by Perot Systems. Perot Systems agrees to indemnify, defend and hold harmless RSC and its officers, directors, employees, agents, successors and assigns, in accordance with the procedures described in Section 14.4 of this Amended Agreement, from any and all Losses arising from or in connection with:

              a. the inaccuracy as of the Amendment Date of any of the representations or warranties by Perot Systems set forth in this Amended Agreement;

              b. any claims of infringement made against RSC for infringement of any United States letters patent, or a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of the United States or any state, alleged to have occurred because of Systems or other resources or items provided to RSC by Perot Systems;

              c. any and all amounts payable with respect to the RSC Resources which are attributable to periods on or after the Amendment Date during which Perot Systems has financial responsibility for the applicable RSC Resources pursuant to this Amended Agreement;

              d. any (i) Hazardous Materials placed in, on, under or above the Data Center by Perot Systems subsequent to the Amendment Date ("Subsequent Hazardous Materials"); (ii) the violation or alleged violation of or any liability under any law, regulation, or ordinance, or order, pertaining to any Subsequent Hazardous Material; (iii) any Perot Systems authorized step taken by any person or entity, including Perot Systems, to clean up, remedy, or remove Subsequent Hazardous Materials released or disposed of subsequent to the Amendment Date; (iv) the off-site disposal, treatment, or storage of Subsequent Hazardous Materials generated by Perot Systems' operation of the Data Center subsequent to the Amendment Date; or (v) the violation or alleged violation by Perot Systems after the Amendment Date of any federal, state or local laws relating to environmental matters, including air pollution, water pollution, Subsequent Hazardous Materials, or any other activities or conditions which impact or relate to the environment or nature. This liability includes, but is not limited to, costs of enforcement, costs of investigation and/or remedial action.

              e. Any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other plan, benefit, agreement or arrangement, whether written or oral, maintained or contributed to by Perot Systems (or any member of the group of companies treated as a single employer with Perot Systems (within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended)), including without limitation any liability assessed by the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or a multiemployer plan or arising from a claim by a participant or participants, provided that this provision does not limit in any way RSC's reimbursement obligations to Perot Systems pursuant to Section 10.5 of this Amended Agreement.

14.3 Cross Indemnity. Perot Systems and RSC each agree to indemnify, defend and hold harmless the other, its officers, directors, employees, agents, successors and assigns in accordance with the procedures described in Section 14.4 of this Amended Agreement, from any and all Losses arising from or in connection with:
(i) the death or bodily injury of any agent, employee, customer, business invitee or business visitor of the indemnitee; or (ii) the damage, loss or destruction of any real or tangible personal property in the possession or under the control of the indemnitee, in either case, to the extent that such claim, action, liability, loss, damage, cost or expense was proximately caused by the indemnifying party's tortious act or omission, or by those of its agents or employees. Notwithstanding the terms contained in the previous sentence or in any other part of this Amended Agreement to the contrary, Perot Systems shall indemnify, defend and hold harmless RSC from any and all Losses arising from the death or bodily injury of any agent or employee of Perot Systems unless such Losses resulted from the sole negligence or wilfull misconduct of RSC.

14.4 Indemnification Procedures. Promptly after receipt by any person entitled to indemnification under Sections 14.1 through 14.3 of this Amended Agreement (an "Indemnified Party") of notice of the commencement (or threatened commencement) of any civil, criminal, administrative or investigative action or proceeding involving a claim in respect of which the Indemnified Party will seek indemnification, the Indemnified Party shall notify the party which is obligated to provide such indemnification (an "Indemnifying Party") of such claim in writing. No failure to notify the Indemnifying Party shall relieve it of its obligations under this Amended Agreement except to the extent that it can demonstrate damages attributable to the Indemnified Party's failure to notify. The Indemnifying Party shall be entitled to have sole control over the defense and/or settlement of such claim, provided that, within thirty (30) days after receipt of such written notice, the Indemnifying Party notifies the Indemnified Party of its election to so assume full control. In that event: (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim if such settlement or cessation would cause injunctive or other relief to be imposed against the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such action, the Indemnifying party shall not be liable to the Indemnified Party for any legal expenses incurred by such Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume sole control over the defense of such claim as provided in this Section 14.4, the Indemnifying Party may participate in such defense and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party. The Indemnifying Party shall promptly reimburse the Indemnified Party for such costs and expenses, in accordance with the applicable Section of this Article 14. An Indemnifying Party shall not be required to indemnify any Indemnified Party for any amount paid or payable by such Indemnified Party in the settlement of any such claim which was agreed to without the written consent of the Indemnifying Party.

14.5 Subrogation. In the event that an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to Sections 14.1 through 14.3 of this Amended Agreement, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates.

14.6 Exclusive Remedy. The indemnification rights of each Indemnified Party pursuant to Sections 14.1 through 14.3 of this Amended Agreement shall be the exclusive remedy of such Indemnified Party with respect to the claims to which such indemnification relates; provided, however, that such Indemnified Party shall retain the right to seek injunctive or other non-monetary equitable remedies with respect to such claims.


                            ARTICLE 15. MISCELLANEOUS

15.1         Insurance.

              a. Commercial General Liability. Each Party shall maintain commercial general liability insurance. The policy shall cover liability for injury to or death of persons or damage to property, limited to work associated with this Amended Agreement, including such liability as may arise from contractual liability assumed under this Amended Agreement. The policy shall provide a limit of at least one million dollars per occurrence and two million dollars aggregate for bodily injury and property damage. Such insurance shall cover: premises - operations; vicarious liability from the actions of independent contractors; personal injury liability; and employees as additional insured.

              b. Workers' Compensation. Each Party shall also maintain workers' compensation insurance, or shall be self-insured for workers' compensation provided that party is in compliance with applicable statutes and regulations, in the amounts and with benefits required by the laws of the state in which the work is performed and the states in which employees are hired, if the states are other than those in which the work is performed, and employers' liability insurance with minimum limits of: five hundred thousand dollars for bodily injury by accident/each accident; five hundred thousand dollars for bodily injury by disease/each employee; and five hundred thousand dollars for bodily injury by disease/policy limit (aggregate).

              c. Property. RSC shall also maintain insurance for its building, contents, machinery, equipment, furniture, vehicles, fixtures, stock, and improvements and betterments whether owned or leased, to its full replacement cost value, except that Perot Systems shall maintain insurance for the full replacement cost value of its owned furniture and equipment.

Each party shall, within thirty (30) days after the other's request, provide the other party with a certificate of insurance or in the event of a coverage dispute, a copy of its insurance policies required by this contract. Administrative fees for providing copies of insurance policies shall be paid for by the requesting party. Perot Systems agrees to name RSC as an additional insured on its Commercial General Liability insurance. Perot Systems' Commercial General Liability and Workers Compensation insurance shall be endorsed to require the insurance carriers to send written notice to RSC of cancellation of the policies at least thirty (30) days prior to such cancellation.

15.2 Safety Standards. Perot Systems agrees to comply with RSC's safety standards and regulations and will instruct its employees, contractors and agents performing services under this Amended Agreement to comply with such safety standards and regulations.

15.3 Binding Nature and Assignment. This Amended Agreement shall bind the parties and their successors and permitted assigns. Neither party may assign this Amended Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided that Perot Systems shall have the right to assign this Amended Agreement to any Affiliate of Perot Systems without RSC's consent, upon giving RSC written notice of such assignment. Any other assignment attempted without the written consent of the other party shall be void.

15.4 Notices. When one party is required or permitted to give notice to the other, such notice shall be deemed given when delivered by hand or when mailed by United States mail, registered or certified mail, return-receipt requested, postage prepaid, and addressed as follows:

In the case of RSC:

Corporate Secretary

Rouge Steel Company
3001 Miller Road
P.O. Box 6009
Dearborn, MI  48121-6009
Attn: General Counsel

with a copy to:

Ralph Dixon
Director, Corporate Planning and Information Systems
3001 Miller Road
P.O. Box 6009
Dearborn, MI  48121-6009

In the case of Perot Systems:

Perot Systems Corporation
3001 Miller Road
P.O. Box 6009
Dearborn, MI  48121-6009
Attn:  Account Manager

with a copy to:

Perot Systems Corporation
12377 Merit Drive
Suite 1100
Dallas, Texas 75251
Attn:  General Counsel

Either party may change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective.

15.5 Counterparts. This Amended Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the parties.

15.6 Headings. The article and section headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this Amended Agreement.

15.7 Relationship of Parties. Perot Systems, in furnishing services to RSC, is acting only as an independent contractor. Except where this Amended Agreement expressly provides otherwise, Perot Systems does not undertake by this Amended Agreement or otherwise to perform any obligation of RSC, whether regulatory or contractual, or to assume any responsibility for RSC's business or operations. Perot Systems has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed and resources used by Perot Systems under this Amended Agreement, except where it is specifically stated that RSC must give approval or consent.

15.8 Approvals and Similar Actions. Where agreement, approval, acceptance, consent or similar action by either party is required by any provision of this Amended Agreement, such action shall not be unreasonably delayed or withheld, unless specifically permitted by this Amended Agreement.

15.9 Force Majeure. Each party shall be excused from performance under this Amended Agreement and shall have no liability to the other party for any period it is prevented from performing any of its obligations (other than payment obligations), in whole or in part, as a result of delays caused by the other party or by an act of God, war, civil disturbance, court order, labor dispute, third party performance or nonperformance, or other cause beyond its reasonable control, including computer viruses, failures or fluctuations in electrical power, heat, light, or telecommunications, and such nonperformance shall not be a default under, or grounds for termination of, this Amended Agreement.

15.10 Severability. If any provision of this Amended Agreement is held to be unenforceable, then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is unenforceable, and this Amended Agreement shall be deemed amended by modifying such provision to the extent necessary to make it enforceable while preserving its intent or, if that is not possible, by substituting another provision that is enforceable and achieves the same objective and economic result. If such unenforceable provision does not relate to the payments to be made to Perot Systems, and if the remainder of this Amended Agreement is capable of substantial performance, then the remainder of this Amended Agreement shall be enforced to the extent permitted by law. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH PROVISION OF THIS AMENDED AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES, INDEMNIFICATION OR EXCLUSION OF DAMAGES OR OTHER REMEDIES IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH. FURTHER, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT IN THE EVENT ANY REMEDY UNDER THIS AMENDED AGREEMENT IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES OR OTHER REMEDIES SHALL REMAIN IN EFFECT.

15.11 Waiver. No delay or omission by either party to exercise any right or power it has under this Amended Agreement shall impair or be construed as a waiver of such right or power. A waiver by either party of any covenant or breach shall not be construed to be a waiver of any succeeding breach or of any other covenant. All waivers must be in writing and signed by the party waiving its rights.

15.12 Attorney's Fees. If any legal action or other proceeding is brought for the enforcement of this Amended Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Amended Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

15.13 Media Releases. All media releases, public announcements and public disclosures by RSC or Perot Systems or their employees or agents relating to this Amended Agreement or its subject matter, including promotional or marketing materials, shall be coordinated with and approved by the other party prior to release. This restriction does not apply (i) to any announcement intended solely for internal distribution at RSC, at any RSC Affiliate or at Perot Systems or
(ii) any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the disclosing party.

15.14 No Third Party Beneficiaries. The parties agree that this Amended Agreement is for the benefit of the parties hereto and is not intended to confer any legal rights or benefits on any third party, including any person listed in Schedule E, and that there are no third party beneficiaries to this Amended Agreement or any part or specific provision of this Amended Agreement.

15.15 Entire Agreement. This Amended Agreement, including all of its Schedules, each of which is incorporated into this Amended Agreement, is the entire agreement between the parties with respect to its subject matter, and there are no other representations, understandings or agreements between the parties relative to such subject matter. No amendment to, or change, waiver or discharge of any provision of this Amended Agreement shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver or discharge is sought to be enforced.

15.16 Governing Law. This Amended Agreement shall be governed by the laws, other than choice of law rules, of the State of Michigan.

         IN WITNESS WHEREOF, Perot Systems and RSC have each caused this Amended Agreement to be signed and delivered by its duly authorized representative.


ROUGE STEEL COMPANY


By:
       -------------------------------------------
       Gary P. Latendresse

Title: Vice-Chairman and CFO


Date:
       -------------------------------------------



PEROT SYSTEMS CORPORATION


By:
       -------------------------------------------
       Joseph Boyd

Title: Vice President of North American Operations


Date:
       -------------------------------------------


By:
       -------------------------------------------
       Robert Mattana

Title: Group Director


Date:
       -------------------------------------------